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                                                                   EXHIBIT 99.4


                           KOS PHARMACEUTICALS, INC.

                                 CODE OF ETHICS
                         FOR SENIOR FINANCIAL OFFICERS


Introduction

         This Code of Ethics for Senior Financial Officers (this "Code") has been adopted by the Board of Directors of Kos Pharmaceuticals, Inc. (the "Company"). It applies to the Company's Chief Executive Officer, Chief Financial Officer, and Controller (each a "Senior Financial Officer," collectively "Senior Financial Officers"). This Code is designed to deter wrongdoing and to promote honest and ethical conduct, full and accurate disclosure in periodic reports, and compliance with laws and regulations by the Company's senior officers who have financial responsibilities.

Principles

         In performing his or her duties, each Senior Financial Officer must:

         1. Maintain high standards of ethical conduct and avoid conflicts of interest, as defined in the Company's Code of Business Conduct and Ethics.

         2. Promptly disclose any actual, apparent or potential material conflict of interest to the Audit Committee, who will review the transaction or relationship and determine how the situation should be resolved.

         3. Ensure the full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the Securities an Exchange Commission (the "Commission") or other public communications made by the Company.

         4. Ensure the Company is in compliance with Commission rules governing disclosure of financial information and for assuring the press releases and communications with investors and securities analysts are fair and accurate.

         5. Comply with and ensure compliance with the Company's disclosure and controls procedures and internal controls and procedures.

         6. Comply with and take all reasonable actions to cause others to comply with all applicable governmental laws, rules and regulations.


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         7.       Promptly report any violations of this Code to the Audit
                  Committee.

         8. Comply with and take all reasonable actions to cause others to comply with the Company's Code of Business Conduct and Ethics.

Compliance and Accountability

         A Senior Financial Officer who violates this Code or the Company's Code of Business Conduct and Ethics will be subject to disciplinary action.

         Senior Financial Officers may make anonymous reports and all reports will be kept confidential. No retribution will be taken against a Senior Financial Officer for reporting in good faith a violation or a suspected violation.

         The Audit Committee is responsible for the enforcement of, and, the approval of any changes to, this Code.

Waiver

         The Audit Committee or the Board of Directors may waive the application of this Code under exceptional circumstances, provided that a request by a Senior Financial Officer is made in writing to the Audit Committee in advance of any activities requiring waiver. Every waiver will promptly be disclosed to shareholders in accordance with applicable law and Commission requirements.

Date Adopted: May 1, 2003
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